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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE

      (HEINZ LOGO)
    WORLD HEADQUARTERS
 "THE GOOD FOOD COMPANY"
FOR RELEASE UPON RECEIPT

        HEINZ ACQUIRES LEADING SAUCE BRANDS, INCLUDING LEA & PERRINS(R),
                     FROM GROUPE DANONE FOR US$820 MILLION;
         TRANSACTION ACCELERATES GROWTH IN GLOBAL CONDIMENTS AND SAUCES

ALSO GIVES HEINZ HP(R) SAUCES AND PERPETUAL LICENSE FOR AMOY(R) SAUCES IN EUROPE


PITTSBURGH, PA, AUGUST 16 - H.J. Heinz Company (NYSE:HNZ) today announced that it has successfully completed its acquisition of the HP Foods Group from Groupe Danone S.A. for Pound Sterling 470 million (approximately US$820 million) in cash. The transaction includes leading culinary brands such as Lea & Perrins(R), the world's number-one Worcestershire Sauce, HP(R) sauces and a perpetual license to market the rapidly growing Amoy(R) Asian sauces brands in Europe. This acquisition enhances and expands Heinz's global condiment and sauces business by adding popular brands. Last year, the HP Foods Group had worldwide annual sales of approximately $300 million. Heinz and Groupe Danone announced their definitive agreement on June 20, 2005. The three larger brands included in the transaction are marketed primarily in the United States, Canada and the United Kingdom, where the transaction instantly elevates Heinz to one of the leading marketers of sauces in the U.K.

The transaction includes three factories, two in the U.K. and one at Fair Lawn, New Jersey, which together with its Head Office in London employ a total of approximately 400 people. Heinz will not make any decisions regarding the future of the HP Foods facilities until it completes a comprehensive review in several months.



H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057


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Heinz Chairman, President and Chief Executive Officer William R. Johnson said:
"The addition of Lea & Perrins(R), HP(R) sauces and Amoy(R) Asian sauces complements Heinz's leadership in our core condiments and sauces businesses, especially in Europe and North America. This transaction is perfectly aligned with our strategy to focus on quality brands in three core businesses: Ketchup, Condiments and Sauces; Meals & Snacks; and Infant Nutrition."

Johnson said he believes the transaction is a "win-win" for consumers and Heinz, the world's leading manufacturer of ketchup. "The name Heinz is synonymous with great-tasting condiments and sauces. The brands we have acquired from Groupe Danone are also very popular with consumers and represent a great fit with our product portfolio."

Heinz today reiterated that it expects the transaction to be accretive to the Company's earnings in Fiscal Year 2007, which begins on May 4, 2006. Johnson said that Heinz aims to expand global sales of the HP(R), Lea & Perrins(R) and Amoy(R) brands by leveraging the company's global retail and foodservice distribution and marketing capabilities.

Heinz was advised on the transaction by UBS LLC and Clifford Chance LLP.



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HP(R) AND LEA & PERRINS(R) BRANDS

The Lea & Perrins(R) brand is the world's number-one Worcestershire Sauce and the leading brand in the United States, Canada and the U.K. The HP(R) brand of savory sauce is a favorite in both Canada and the U.K.

The HP(R) name (which stands for Houses of Parliament) has long been one of Britain's most popular savory table sauces.

Lea & Perrins(R) is truly an historic global brand. The famous Worcestershire Sauce has literally traversed the globe since 1837 when it was served on the tables of ocean liners that travelled in and out of British waters.

Today, the Lea & Perrins(R) and HP(R) brand sauces maintain their acclaim and are regularly featured as essential ingredients in contemporary recipes created by celebrity chefs.

AMOY(R) SAUCE

The Amoy(R) brand of Asian varieties is popular in more than 40 countries. The line, which was first created in China in 1908, continues to expand and includes ever-popular soy and stir-fry sauces and noodles.


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SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:


This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, the ability to execute and the success of acquisitions, joint ventures, divestitures and other strategic initiatives, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax-planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

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ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), Ore-Ida(R) french fries and roasted potatoes, Boston



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Market(R) and SmartOnes(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World's Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.


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     CONTACT:

                  Media:
                  -----

                  Ted Smyth, 412-456-5780;

                  Debbie Foster, 412-456-5778;

                  Media in Europe:

                  Michael Mullen, 44-208-848-2403.

                  OR

                  Investors:
                  ---------

                  Jack Runkel, 412-456-6034.




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